Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 25, 2016, on our audits of the consolidated financial statements of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2015 and 2014, and for each of the three years in the period ended December 31, 2015 and our report on our audit of the internal control over financial reporting of Pacira Pharmaceuticals, Inc. and Subsidiaries as of December 31, 2015, dated February 25, 2016, included in the Annual Report on Form 10-K of Pacira Pharmaceuticals, Inc. for the year ended December 31, 2015.

/s/ CohnReznick LLP

Roseland, New Jersey

June 17, 2016